Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

BLACK RIDGE OIL & GAS, INC.

The undersigned, for the purposes of amending the Articles of Incorporation of Black Ridge Oil & Gas, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “NRS”), does hereby certify that:

FIRST: That the Board of Directors of the Corporation (the “Board”) adopted a resolution proposing and declaring advisable the following amendment to the Articles of Incorporation of the Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”).

SECOND: That upon the effectiveness of this Certificate of Amendment (the “Split Effective Time”) each share of the Common Stock issued and outstanding immediately prior to the date and time of the filing hereof with the Secretary of State of Nevada shall be automatically changed and reclassified into a smaller number of shares such that each 300 (300) shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued and, in lieu thereof, a holder of Common Stock on the Split Effective Time who would otherwise be entitled to a fraction of a share as a result of the reclassification, following the Split Effective Time, shall receive either (1) cash in lieu of fractional shares upon the surrender of such stockholders’ old stock if they own less than 25 shares of Common Stock upon the record date or (2) have their ownership of shares rounded up to the nearest whole share if they own between 300 and 25 shares of Common Stock. Stockholders owning less than 25 shares of Common Stock will no longer own shares of Common Stock following the reverse stock split.

THIRD: That in lieu of a meeting and vote of the stockholders of the Corporation (the “Stockholders”), the Stockholders have given written consent to said amendments in accordance with the provisions of Sections 78.385 and 78.390 of the NRS, and written notice of the adoption of the amendments has been given to every stockholder entitled to such notice.

FOURTH: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of the NRS.

FIFTH: The aforesaid amendment shall be effective as of 9:00 A.M. Eastern Standard time on the date of the filing of this Certificate of Amendment to the Articles of Incorporation with the office of the Secretary of State of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Articles of Incorporation of the Corporation to be duly executed by the undersigned this 18th day of February, 2020.

BLACK RIDGE OIL & GAS, INC.

By: /s/ Kenneth DeCubellis
Name: Kenneth DeCubellis
Title: Chief Executive Officer